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                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 10)

                            Amarillo Mesquite Grill, Inc.
                                   (Name of Issuer)

                             Common Stock, $.01 par value
                            (Title of Class of Securities)

                                      577905 10 2
                                    (CUSIP Number)




     Check the following box if a fee is being paid with this statement:   /___/



















                                  Page 1 of 5 Pages
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                                     SCHEDULE 13G

CUSIP No. 577905 10 2                                         Page 2 of 5 Pages

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          C. Howard Wilkins, Jr.

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  /   /
                                                                     (b)  / X /

3)   SEC USE ONLY

4)   CITIZENSHIP OR PLACE OR ORGANIZATION

          United States

                                5) SOLE VOTING POWER
                                   1,806,165

          NUMBER OF SHARES      6) SHARED VOTING POWER
          BENEFICIALLY OWNED         0
          BY EACH REPORTING
          PERSON WITH           7) SOLE DISPOSITIVE POWER
                                   1,806,165

                                8) SHARED DISPOSITIVE POWER
                                     0

9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,806,165           (Includes options to purchase 250,000 shares)

10)  CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDED CERTAIN SHARES    /   /

11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          24.5%

12)  TYPE OF REPORTING PERSON

          IN
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                                                                   SCHEDULE 13G
                                                              Page 3 of 5 Pages

ITEM 1.

     (a)  NAME OF ISSUER:
          Amarillo Mesquite Grill, Inc.


     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          302 N. Rock Road, Suite 200
          Wichita, KS  67206

ITEM 2.

     (a)  NAME OF PERSON FILING:
          C. Howard Wilkins, Jr.

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
          302 N. Rock Road, Suite 200
          Wichita, KS  67206

     (c)  CITIZENSHIP:
          United States of America

     (d)  TITLE OF CLASS OF SECURITIES:
          Common Stock, $0.01 Par Value

     (e)  CUSIP NUMBER:
          577905 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-1(B), CHECK WHETHER THE PERSON FILING IS A

     (a)  [  ] Broker or Dealer registered under Section 15 of the Act
     (b)  [  ] Bank as defined in section 3(a)(6) of the Act
     (c)  [  ] Insurance Company as defined in section 3(a)(19) of the Act
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund
     (g)  [  ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
     (h)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                        3
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                                                                   SCHEDULE 13G
                                                              Page 4 of 5 Pages


ITEM 4.   OWNERSHIP:

     (a)  AMOUNT BENEFICIALLY OWNED:
          1,806,165 shares    (Includes options to purchase 250,000 shares)

     (b)  PERCENT OF CLASS:
          24.5%

     (c)  NUMBER OF SHARES TO WHICH SUCH PERSON HAS:

          (i) sole power to vote or to direct the vote: 1,806,165

          (ii) shared power to vote or to direct the vote: 0

          (iii) sole power to dispose or to direct the disposition of: 1,806,165

          (iv) shared power to dispose or to direct the disposition of: 0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date thereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          Not Applicable


ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:   Not
          Applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:  Not
          Applicable


ITEM 9.   NOTICE TO DISSOLUTION OF GROUP:    Not Applicable


ITEM 10.  CERTIFICATION:

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above

                                        4

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                                                                  SCHEDULE 13G
                                                             Page 5 of 5 Pages

          were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                      SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 20, 1998
---------------------------------
Date

/s/ C. Howard Wilkins, Jr.
---------------------------------
Signature

C. Howard Wilkins, Jr.
---------------------------------
Name/Title








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